Exhibit 99.1

News Release
December 26, 2012

MISSION WEST PROPERTIES ANNOUNCES COMPLETION OF THE SALE OF ITS PROPERTIES

CUPERTINO, CALIFORNIA --Mission West Properties, Inc. (NASDAQ: MSW) today announced that it has completed the transactions to dispose of all of its real estate assets for an enterprise value of approximately $1.3 billion.  Mission West sold certain of its real estate assets to a joint venture entity sponsored by affiliates of Divco West and TPG Real Estate in exchange for approximately $400 million in cash and $398 million in assumed debts and other obligations.  In addition, Mission West completed a separate transaction with certain operating partnerships (each, an “O.P.”) to retain their remaining assets and liabilities with an approximate net value of $525 million and the non-converting limited partners will retain an ownership interest in those operating partnerships.

The Board of Directors has declared December 28, 2012, as the record date for all common stockholders to be eligible to exchange a share of the Company’s common stock for a unit in Mission West Liquidating Trust (the “Liquidating Trust”) on a 1:1 basis. All cash, other assets and remaining liabilities of the Company will be transferred to the Liquidating Trust on December 28, 2012.  The Board of Directors anticipates the initial distribution from the Liquidating Trust will be completed on or before January 15, 2013.  Subsequent distributions from the Liquidating Trust will take place based upon the cash available after satisfying outstanding debts, applicable taxes and related transaction costs.  At this time, the Company continues to estimate the total distributions to shareholders will range from $9.20 to $9.28 per unit in the Liquidating Trust with an initial distribution of $9.18 per unit.  All of the distributions from the Liquidating Trust will be deemed a 2012 event for income tax purposes and each stockholder of record on December 28, 2012, will receive a form from the Liquidating Trust reporting the amount of the distribution per unit in 2013.  The Company’s Chairman and CEO, Carl E. Berg, will become the sole trustee of the Liquidating Trust.

Company Profile
Mission West Properties, Inc. formerly operated as a self-managed, self-administered and fully integrated REIT engaged in the management, leasing, marketing, development and acquisition of commercial R&D properties, primarily located in the Silicon Valley portion of the San Francisco Bay Area. For additional information, please contact the Company’s Chairman and CEO, Carl E. Berg, at 408-725-0700.

Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of these statements could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including management’s plans relating to the transactions; the expected timing of the completion of the liquidation; the estimated per unit distribution from the liquidation; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits of the transaction or liquidation may not materialize as expected; Mission West and the Liquidating Trust have no obligation to update, or continue to provide information with respect to, any forward-looking statement or risk factor, whether as a result of new information, future events or otherwise.